EXHIBIT K


REFUNDING ANALYSIS - FINANCIAL IMPACT
CILCORP $475 MILLION SENIOR NOTES
(all amounts in 000s unless otherwise specified)


                                   2003       2004       2005       2006       2007       2008       2009       2010       2011
                                   ----       ----       ----       ----       ----       ----       ----       ----       ----
interest expense - 8.70s          $17,944    $19,575    $19,575    $19,575    $19,575    $19,575    $15,497
interest expense - 9.375s         $21,484    $23,438    $23,438    $23,438    $23,438    $23,438    $23,438    $23,438    $23,438
interest expense - new 7-yr      ($15,571)  ($16,987)  ($16,987)  ($16,987)  ($16,987)  ($16,987)  ($14,221)   ($3,712)   ($3,712)
interest expense - new 27-yr     ($26,302)  ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)
                                 -------------------------------------------------------------------------------------------------
pre-tax interest savings/(cost)   ($2,445)   ($2,668)   ($2,668)   ($2,668)   ($2,668)   ($2,668)   ($3,980)   ($8,968)   ($8,968)
   after-tax                      ($1,492)   ($1,627)   ($1,627)   ($1,627)   ($1,627)   ($1,627)   ($2,428)   ($5,470)   ($5,470)

                                  PRE-TAX   AFTER-TAX
                                  -------   ---------
overlapping interest (30 days)    ($3,584)   ($2,186)
underwriting fee                  ($6,680)   ($6,680)
other issuance fees                 ($750)     ($750)

pre-tax NPV                     ($100,095)
after-tax NPV                    ($63,956)


[TABLE CONT'D]


                                   2012       2013       2014       2015       2016       2017       2018       2019       2020
                                   ----       ----       ----       ----       ----       ----       ----       ----       ----
interest expense - 8.70s
interest expense - 9.375s         $23,438    $23,438    $23,438    $23,438    $23,438    $23,438    $23,438    $23,438    $23,438
interest expense - new 7-yr       ($3,712)   ($3,712)   ($3,712)   ($3,712)   ($3,712)   ($3,712)   ($3,712)   ($3,712)   ($3,712)
interest expense - new 27-yr     ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)
                                 -------------------------------------------------------------------------------------------------
pre-tax interest savings/(cost)   ($8,968)   ($8,968)   ($8,968)   ($8,968)   ($8,968)   ($8,968)   ($8,968)   ($8,968)   ($8,968)
   after-tax                      ($5,470)   ($5,470)   ($5,470)   ($5,470)   ($5,470)   ($5,470)   ($5,470)   ($5,470)   ($5,470)



overlapping interest (30 days)
underwriting fee
other issuance fees

pre-tax NPV
after-tax NPV


[TABLE CONT'D]


                                   2021       2022       2023       2024       2025       2026       2027       2028       2029
                                   ----       ----       ----       ----       ----       ----       ----       ----       ----
interest expense - 8.70s
interest expense - 9.375s         $23,438    $23,438    $23,438    $23,438    $23,438    $23,438    $23,438    $23,438    $18,555
interest expense - new 7-yr       ($3,712)   ($3,712)   ($3,712)   ($3,712)   ($3,712)   ($3,712)   ($3,712)   ($3,712)   ($2,939)
interest expense - new 27-yr     ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($28,693)  ($22,715)
                                 -------------------------------------------------------------------------------------------------
pre-tax interest savings/(cost)   ($8,968)   ($8,968)   ($8,968)   ($8,968)   ($8,968)   ($8,968)   ($8,968)   ($8,968)   ($7,099)
   after-tax                      ($5,470)   ($5,470)   ($5,470)   ($5,470)   ($5,470)   ($5,470)   ($5,470)   ($5,470)   ($4,331)



overlapping interest (30 days)
underwriting fee
other issuance fees

pre-tax NPV
after-tax NPV


----------------------------------------------------------------------------------------------------------------------------------
assumptions:
   CILCORP Senior Notes:
      8.70% series due 10/15/2009                      $225,000
      9.375% series due 10/15/2029                     $250,000
   principal amt of new issue 7-yr                     $287,914
   principal amt of new issue 27-yr                    $380,042
   redemption premium 8.70s                             $62,914
   redemption premium 9.375s                           $130,042
   new issue coupon - 7-yr                                5.90%
   new issue coupon - 27-yr                               7.55%
   tax rate                                              39.00%
   underwriting fee                                       1.00%
   other issuance fees                                     $750
   discount rate - UST                                    5.50%

CILCORP $475MM SENIOR DEBT REFUNDING ANALYSIS SUMMARY


1. Redeem both series, incur make-whole premium of $193 million, redemption premium is financed as a part of the new (refinancing) issuance. Upon maturity of the 2009 series, the associated $63 million redemption premium incurred initially is refinanced as this effectively has become a permanent part of the company's capital structure.

2. The economic impact, measured in terms of the net present value (NPV) of the cash flows associated with this action, is a cost, or economic harm, of $100 million on a pre-tax basis and $64 million on an after-tax basis.

3. However, a highly likely result of incurring the additional $193 million of debt associated with the redemption premium would be a decline in the company's credit ratings. Analyzing the refinancing to fully incorporate related effects on other Ameren financing activity (such as increased interest rates on upcoming debt issuances) would result in a much greater negative financial impact. On a pre-tax basis the incremental cost (in addition to the cost/analysis described in #1 and #2 above) would near $271 million and this incremental amount would near $167 million on an after-tax basis.